Exhibit 10.99

Portions of this exhibit marked [*] are omitted and are requested to be treated confidentially.

TRADEMARK LICENSE AGREEMENT (SALIX TO ALFA)

dated August 6, 2012

by and between

ALFA WASSERMANN S.P.A.

and

SALIX PHARMACEUTICALS, INC.

TABLE OF CONTENTS

Article 1 - CERTAIN DEFINITIONS		1

Article 2 - LICENSE GRANT AND COMPENSATION		2
2.1	Salix Designated Indication Trademark License	2
2.2	Other New Formulation Trademarks License	3
2.3	Sublicenses	3
2.4	Availability of Xifaxan Trademark	4
2.5	Trademark Royalties	4
2.6	Records	5
2.7	Ownership of Salix Licensed Trademarks	6

Article 3 - ALFA’S OBLIGATIONS		6
3.1	Alfa’s Obligations	6

Article 4 - DOMAIN NAMES		7
4.1	Domain Names	7

Article 5 - COVENANTS		8
5.1	Infringement of Salix Licensed Trademarks	8
5.2	Acknowledgments	9
5.3	Creative Works	9
5.4	Goodwill	9
5.5	Registration of Salix Licensed Trademarks	9

Article 6 - REPRESENTATIONS AND WARRANTIES		10
6.1	Salix’s Representations	10
6.2	Disclaimers of Representations and Warranties	10

Article 7 - FORCE MAJEURE		11

Article 8 - COMMENCEMENT, DURATION AND TERMINATION		11
8.1	Term of Agreement	11
8.2	Termination	11
8.3	Effect of Termination	12

Article 9 - INDEMNIFICATION AND DAMAGES		12
9.1	In Favor of Alfa	12
9.2	In Favor of Salix	13
9.3	Indemnification Procedures	13

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Article 10 - DISPUTE RESOLUTION		15
10.1	Good Faith Discussions	15
10.2	Arbitration	15
10.3	Exceptions	16

Article 11 - ASSIGNMENT		16
11.1	Binding Effect	16
11.2	Assignment by Salix	16
11.3	Assignment by Alfa	16

Article 12 - ENTIRE AGREEMENT AND MODIFICATION		16

Article 13 - LANGUAGE AND GOVERNING LAW		17
13.1	English Language	17
13.2	Governing Law	17

Article 14 - WAIVER		17

Article 15 - NOTICES		17

Article 16 - SEVERABILITY		18

Article 17 - HEADINGS AND CONSTRUCTION		19
17.1	Headings	19
17.2	References	19
17.3	Rules of Construction	19

Article 18 - COUNTERPARTS		19

Article 19 - MUTUAL DRAFTING		19

Article 20 - THIRD PARTY RIGHTS		19

Article 21 - RELATIONSHIP OF THE PARTIES		19

Article 22 - PERFORMANCE BY AFFILIATES		20

Article 23 - FURTHER ASSURANCE		20

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TRADEMARK LICENSE AGREEMENT

TRADEMARK LICENSE AGREEMENT (this “Agreement”) dated August 6, 2012 by and among Alfa Wassermann S.p.A., a corporation organized under the laws of Italy (“Alfa”), and Salix Pharmaceuticals, Inc., a corporation incorporated under the laws of the State of California, United States of America (“Salix”) (each, a “Party” and, collectively, the “Parties”).

WITNESSETH:

WHEREAS, Alfa and Salix have entered into an Amended and Restated License Agreement of even date herewith (the “Amended and Restated License Agreement”); and

WHEREAS, the Amended and Restated License Agreement provides in part for the license by Salix and its Affiliates to Alfa of certain patent rights and unpatented technology rights for the purpose of enabling Alfa to sell Salix Licensed Products within the Field in the Alfa Territory; and

WHEREAS, pursuant to the licenses granted herein by Salix to Alfa, Alfa wishes to use certain Salix trademarks to Exploit the Salix Designated Indication Product and Other New Formulation Products in the Alfa Territory within the Field and Salix desires to license such trademarks to Alfa;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

Article 1 - CERTAIN DEFINITIONS

All capitalized terms used herein without definitions have the respective meanings set forth in the Amended and Restated License Agreement. The following words and expressions used in this Agreement shall have the following meanings:

(a) “Alfa Non-Royalty Product” means, on a country-by-country and Salix Licensed Product-by-Salix Licensed Product basis, a Salix Licensed Product as to which Alfa’s obligation to pay royalties to Salix pursuant to Section 4.2 of the Amended and Restated License Agreement in the relevant country has expired or terminated pursuant to Section 16.2.2 of the Amended and Restated License Agreement.

(b) “Claimant” has the meaning set forth in Section 9.3(a).

(c) “Continuing Trademark License Option” has the meaning set forth in Section 2.5(a).

(d) “Creative Works” has the meaning set forth in Section 5.3.

(e) “ICC” has the meaning set forth in Section 10.2.

(f) “Indemnitor” has the meaning set forth in Section 9.3(a).

(g) “Losses” has the meaning set forth in Section 9.1.

(h) “Other New Formulation Trademarks” has the meaning set forth in Section 2.2(a).

(i) “Salix Designated Indication Trademark” has the meaning set forth in Section 2.1(a).

(j) “Salix Domain Names” has the meaning set forth in Section 4.1(a).

(k) “Salix Licensed Trademarks” means the Salix Designated Indication Trademark and the Other New Formulation Trademarks.

Article 2 - LICENSE GRANT AND COMPENSATION

2.1 Salix Designated Indication Trademark License.

(a) Salix, in consultation with Alfa, shall select the trademark to be used in connection with the Exploitation of the Salix Designated Indication Product within the Field in the Alfa Territory (the “Salix Designated Indication Trademark”). The Salix Designated Indication Trademark shall be owned by Salix.

(b) Salix hereby grants to Alfa (i) an exclusive (including with respect to Salix and its Affiliates) license (with the right to sublicense as set forth herein) to use the Salix Designated Indication Trademark to Exploit (but not to Manufacture or have Manufactured) the Salix Designated Indication Product within the Field in the Alfa Territory and (ii) a non-exclusive license (with the right to sublicense as set forth herein) to use the Salix Designated Indication Trademark in connection with the Manufacture of the Salix Designated Indication Product solely for purposes of Exploitation of the Salix Designated Indication Product within the Field in the Alfa Territory, subject in each case ((i) and (ii)) to compliance with the terms of this Agreement and the Amended and Restated License Agreement.

(c) Alfa shall have the right to sublicense the rights granted to it in Section 2.1(b) through multiple tiers of sublicensees to any party to whom Alfa (or its sublicensees) grants a sublicense under the Salix Designated Indication License, subject to Section 2.3 of this Agreement.

(d) The term of the license granted under Section 2.1(b) shall continue on a country-by-country basis until the Salix Designated Indication Product becomes an Alfa Non-Royalty Product in the relevant country, at which time Alfa shall have an option to retain the license granted under Section 2.1(b) for the Salix Designated Indication Product in such country, as set forth in Section 2.5. For clarity, Alfa may not exercise or sublicense the license to the Salix Designated Indication Trademark granted under Section 2.1(b) unless and until Alfa exercises its option to license the Salix Designated Indication Product pursuant Section 4.2.2 of the Amended and Restated License Agreement.

2.2 Other New Formulation Trademarks License.

(a) Salix, in consultation with Alfa, shall select the trademarks to be used in connection with the Exploitation of the Other New Formulation Products within the Field in the Alfa Territory (the “Other New Formulation Trademarks”). The Other New Formulation Trademarks shall be owned by Salix.

(b) Salix hereby grants to Alfa (i) an exclusive (including with respect to Salix and its Affiliates) license (with the right to sublicense as set forth herein) to use the Other New Formulation Trademarks to Exploit (but not to Manufacture or have Manufactured) the Other New Formulation Products within the Field in the Alfa Territory and (ii) a non-exclusive license (with the right to sublicense as set forth herein) to use the Other New Formulation Trademarks in connection with the Manufacture of Other New Formulation Products solely for purposes of Exploitation of Other New Formulation Products within the Field in the Alfa Territory, subject in each case ((i) and (ii)) to compliance with the terms of this Agreement and the Amended and Restated License Agreement.

(c) Alfa shall have the right to sublicense the rights granted to it in Section 2.2(b) through multiple tiers of sublicensees to any party to whom Alfa (or its sublicensees) grants a sublicense under the [*]/Other New Formulation License, subject to Section 2.3 of this Agreement.

(d) The term of the license granted under Section 2.2(b) shall continue on a country-by-country and Salix Licensed Product-by-Salix Licensed Product basis until the relevant Salix Licensed Product becomes an Alfa Non-Royalty Product in the relevant country, at which time Alfa shall have an option to retain the license granted under Section 2.2(b) for such Salix Licensed Product in such country, as set forth in Section 2.5. For clarity, Alfa’s right to exercise or sublicense the license to the Other New Formulation Trademarks granted under Section 2.2(b) shall terminate if Alfa’s license to Exploit Other New Formulation Products under the [*]/Other New Formulation License terminates under the circumstances set forth in Section 4.2.3(a) of the Amended and Restated License Agreement.

2.3	Sublicenses.

(a) The terms of any sublicense granted by Alfa under the rights granted to it in this Agreement shall be in accordance with the terms of the particular license granted to Alfa hereunder. Alfa shall comply with the provisions of Section 4.2.6 of the Amended and Restated License Agreement (which is incorporated in this Agreement by reference) in connection with all such sublicenses.

(b) Alfa shall be responsible to Salix for its sublicensees’ compliance with the terms of this Agreement. Any failure by a sublicensee to comply with such terms shall be deemed to be a breach of this Agreement by Alfa.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c) For the avoidance of doubt, it is hereby acknowledged that the appointment by Alfa of any distributor for the Salix Licensed Products, any manufacturer to Manufacture Compound (including the [*] Formulation or Other New Formulations) or Rifaximin Products to the extent permitted under the Amended and Restated License Agreement, or of any Third Party to assist in the Development and the obtaining of Marketing Approvals for the Salix Licensed Products shall not be deemed to constitute the appointment of any sublicensee or the sublicense by Alfa of any rights under this Agreement.

2.4 Availability of Xifaxan Trademark. The provisions of this Agreement, including Sections 2.1 and 2.2, are in all respects subject to, and are to be implemented in conformity with, the provisions of Section 2.7(c) of the Trademark License Agreement (Alfa to Salix), to the extent relevant. The Parties agree to cooperate and negotiate in good faith so as to accomplish such purpose.

2.5 Trademark Royalties.

(a) No royalty shall be payable by Alfa to Salix with respect to any of the licenses granted under Sections 2.1 and 2.2, except as set forth in this Section 2.5. With respect to each Salix Licensed Product that becomes an Alfa Non-Royalty Product in a particular country, Alfa shall have the option to continue to use the respective Salix Licensed Trademarks associated with such Salix Licensed Product in such country (the “Continuing Trademark License Option”). Alfa may exercise the Continuing Trademark License Option by delivering a written notice of exercise to Salix within [*] days following the date of notice given by Salix to Alfa that Alfa’s obligation to pay royalties on such Salix Licensed Product in a particular country has expired or terminated pursuant to Section 16.2.2 of the Amended and Restated License Agreement. If the Continuing Trademark License Option is exercised by Alfa, the exclusive (and sublicensable) license granted to Alfa with respect to such Salix Licensed Trademark(s) pursuant to Section 2.1 or 2.2, as applicable, shall continue in respect of such Alfa Non-Royalty Product until terminated as provided herein, provided that Alfa shall pay royalties for the continued use of such Salix Licensed Trademark(s) thereafter in respect of such Alfa Non-Royalty Product in such country in an amount equal to [*] percent ([*]%) of the Net Sales of the Alfa Non-Royalty Product in such country. Alfa may at any time thereafter notify Salix in writing that it wishes to terminate the specific license granted under Sections 2.1 and 2.2 above for the applicable Salix Licensed Trademark(s) with respect to the Alfa Non-Royalty Product in any country, in which case Alfa shall have no further right to use such respective Salix Licensed Trademark(s) in connection with such Alfa Non-Royalty Product in such country, and Alfa shall timely pay all royalties due on Net Sales made up to and including the date of termination and thereafter shall have no further obligation to pay royalties thereafter in respect of such Alfa Non-Royalty Product in such country.

(b) Within [*] days of the end of each calendar quarter (such quarters to end on the last days of March, June, September and December in each Calendar Year), Alfa shall submit to Salix a written report setting out the details of all of its Net Sales in such calendar

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

quarter that are subject to a royalty under this Agreement. Such report shall include a calculation of the Net Sales on a country-by-country and product-by-product basis and the royalties payable thereon. Following receipt of such report, Salix shall issue to Alfa an invoice for the amount of royalties set forth in Alfa’s report. Invoices shall be due and payable not later than [*] days after the receipt of such invoice by Alfa. In the event that any payment due hereunder shall not be paid by the due date, then such payment shall from the due date until the actual date of payment bear interest at the annual rate of [*] percent ([*]%) above the official prime rate published by [*], or, if [*] ceases to publish a prime rate, such other United States banking institution as the Parties shall agree upon. All payments to be made hereunder shall be made in United States Dollars by [*] wire transfer to such bank as Salix shall designate in writing. Except as expressly stated in this Agreement, Alfa shall not be entitled in any circumstances to withhold any money due to Salix under the terms of this Agreement in respect of any possible (justified or unjustified) claims against Salix related to this Agreement, the Amended and Restated License Agreement, or any of the other Related Agreements. All bank transfer and wire charges imposed on payments made by Alfa under this Agreement shall be borne by Alfa.

(c) All payments under this Agreement shall be made without any deduction or withholding of or on account of any tax, duties, levies, or other charges by Alfa unless such deduction or withholding is required by applicable law to be assessed against Salix. If Alfa is so required to make any deduction or withholding from payments due to Salix, Alfa shall (i) promptly notify Salix of such requirement, (ii) pay to the relevant authorities on Salix’s behalf the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Salix, and (iii) promptly forward to Salix an official receipt (or certified copy) or other documentation reasonably acceptable to Salix evidencing such payment to such authorities.

2.6 Records. At all times following the exercise by Alfa of the Continuing Trademark License Option and until such time that Alfa elects to exercise its right to terminate all extended licenses with regard to Alfa Non-Royalty Products pursuant to Section 2.5(a), Alfa shall, and shall cause its Affiliates and sublicensees to, maintain during the term of this Agreement normal accounting books (in accordance with normal Italian accounting practice) containing accurate details of all sales of Alfa Non-Royalty Products by Alfa and its Affiliates and sublicensees that are subject to a royalty under this Agreement and of the calculation of Net Sales and the royalty payments due hereunder. Salix shall have the right, during the term of the Agreement and for [*] following the expiration or termination of the Agreement, upon reasonable notice during normal working hours to cause qualified professional accountants of its choice to inspect the books and records and any other documentation and records maintained by Alfa, its Affiliates, or sublicensees having sales of Salix Licensed Products relevant to the calculation of any royalty payable under this Agreement. The accountants shall provide a copy of their report to each Party. The cost of the above accountants’ inspections shall be borne by Salix save only where any such inspection reveals a discrepancy in excess of [*] percent ([*]%) of royalties due and payable, in which event the costs shall be borne by Alfa, provided that:

(a) such inspection shall not take place more than [*]; and

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) such inspection shall only be in respect of records and accounts for the period of [*] years preceding the date of such inspection and Alfa shall not be required to retain records for any period exceeding [*] years.

If any such inspection reveals that there has been an underpayment or overpayment of royalties, Alfa shall promptly pay to Salix the full amount of the underpayment or Salix shall promptly pay to Alfa the full amount of the overpayment, as applicable; provided, however, that if Alfa or Salix has a reasonable good faith objection to the calculation of the underpayment or overpayment, the Parties shall discuss the dispute in good faith and seek to reach resolution on whether there was an underpayment or overpayment of royalties, and if so, the amount of such underpayment or overpayment. If the Parties are unable to resolve such dispute, then it shall be resolved through the dispute resolution procedures set forth in Article 10 - .

2.7 Ownership of Salix Licensed Trademarks. Alfa acknowledges and agrees that Salix shall have and retain, directly or indirectly, through its Affiliates, full and complete ownership of the Salix Licensed Trademarks during the entire term of this Agreement, and Alfa agrees that nothing contained herein shall vest or otherwise give to Alfa any right, title or interest in or to any of the Salix Licensed Trademarks, except the right to use the same in accordance with the terms of this Agreement and the Amended and Restated License Agreement.

Article 3 - ALFA’S OBLIGATIONS

3.1	Alfa’s Obligations. Alfa shall:

(a) use commercially reasonable efforts to maintain high standards with regard to the nature and quality of Rifaximin Products sold under any of the Salix Licensed Trademarks by Alfa or its Affiliates or sublicensees during the term of this Agreement;

(b) use commercially reasonable efforts to preserve the high standards and goodwill of the Salix Licensed Trademarks and to exercise such supervision and control with respect to all Rifaximin Products sold under any of the Salix Licensed Trademarks by Alfa or its Affiliates or sublicensees so as to preserve and enhance the goodwill of the Salix Licensed Trademarks and the high and favorable recognition with the purchasing public that the Salix Licensed Trademarks now (and will) carry and to otherwise protect the public from confusion and deception;

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c) not use the Salix Licensed Trademarks in a descriptive or generic manner;

(d) not (i) assert any claim adverse to Salix’s right, title or interest in or to any of the Salix Licensed Trademarks or (ii) use any of the Salix Licensed Trademarks in any way that could injure the goodwill associated with the Salix Licensed Trademarks or prejudice Salix’s rights therein;

(e) not apply to register the Salix Licensed Trademarks in its own name in any part of the Alfa Territory or outside the Alfa Territory;

(f) not, during or after the term of this Agreement, unlawfully use in its business any trademark or trade name which is confusingly similar to, or so nearly resembles any of the Salix Licensed Trademarks, as to be likely to cause deception or confusion, except as otherwise specifically contemplated by this Agreement;

(g) not (i) misuse any of the Salix Licensed Trademarks or take any other action to bring them into disrepute or (ii) use the Salix Licensed Trademarks in violation of any trademark usage guidelines that Salix may from time to time provide Alfa in writing;

(h) maintain a degree of continuity respecting the appearance, design and usage of the Salix Licensed Trademarks in accordance with the common standards and procedures of trademark practice;

(i) use the “®” symbol (with the use of any registered mark) or the “TM” symbol (with the use of any unregistered mark) or such other appropriate notice as Salix may specify to Alfa in writing in connection with Alfa’s use of the Salix Licensed Trademarks; and

(j) provide all such assistance as Salix may reasonably request in relation to any application to register Salix as owner of any trademark applications for the Salix Licensed Trademarks, including the prosecution of such applications, and provide reasonable cooperation with all maintenance activities conducted by Salix regarding the Salix Licensed Trademarks.

Article 4 - DOMAIN NAMES

4.1 Domain Names.

(a) All Internet domain names containing any of the Salix Licensed Trademarks or any alternative spellings of the Salix Licensed Trademarks (“Salix Domain Names”) shall be the property of Salix. Alfa shall execute any documentation reasonably requested by Salix necessary to assign to Salix or its designee the rights set forth in this Section 4.1.

(b) Salix shall (i) use Commercially Reasonable Efforts to maintain, and to take all acts required to maintain, the Salix Domain Names, including timely renewing the Salix Domain Names’ registration, and (ii) not assign any of the Salix Domain Names to any Third Party without Alfa’s prior written consent, such consent not to be unreasonably conditioned, withheld or delayed except in connection with any assignment of this Agreement permitted under Section 11.2.

Article 5 - COVENANTS

5.1 Infringement of Salix Licensed Trademarks.

(a) In the event that any Third Party infringes or allegedly infringes in the Alfa Territory any Salix Licensed Trademark, and Salix becomes aware of any such infringement, Salix shall have the first right, but not the obligation, promptly and at its sole expense, either directly or indirectly through a duly authorized agent, to prevent any violation or infringement of the Salix Licensed Trademarks within the Alfa Territory and to procure that any such infringement or violation is discontinued. Salix shall bear the cost of any such action and shall be entitled to [*]% of the recovery, if any, from the Third Party.

(b) Salix’s right to control the prosecution of a claim under Section 5.1(a) shall also include the right to control settlement of such claim; provided, however, that (i) no settlement shall be entered into by Salix without the prior written consent of Alfa if such settlement would adversely affect or diminish the rights and benefits of Alfa under this Agreement, impose any new obligations on Alfa under this Agreement, or adversely affect the validity or enforceability of the Salix Licensed Trademarks and (ii) Salix shall not be entitled to settle any such Third Party claim by granting a license or covenant not to sue under or with respect to the Salix Licensed Trademarks without the prior written consent of Alfa.

(c) If Salix does not initiate such an infringement action as contemplated by Section 5.1(a) within [*] days of notice from Alfa of the relevant infringement, then Alfa shall have the right, at its sole expense, either directly or indirectly through a duly authorized agent, to prevent such violation or infringement of the Salix Licensed Trademarks within the Alfa Territory and to procure that such infringement or violation is discontinued. Alfa shall bear the cost of any such action and shall be entitled to [*]% of the recovery, if any, from the Third Party.

(d) Alfa’s right to prosecute a claim under Section 5.1(c) shall also include the right to control settlement of such claim; provided, however, that no settlement in respect of any Salix Licensed Trademark or Salix’s rights therein shall be entered into by Alfa without the prior written consent of Salix.

(e) Alfa shall promptly notify Salix in writing if Alfa determines or reasonably believes that any of the Salix Licensed Trademarks are being infringed or are adversely affected by any unauthorized and unlawful use by any Third Party, and, except as contemplated by Section 5.1(c), shall refrain from taking any action with respect to such infringement or adverse use, except in accordance with the express written authorization of Salix. Each Party shall provide to the other such assistance as the prosecuting Party may reasonably require in connection with the prosecution of a claim under this Section 5.1, provided that the requesting Party shall reimburse to the other Party all reasonable costs incurred by such other Party in providing such assistance.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

5.2 Acknowledgments. Alfa shall include in its web site, press releases, product packaging, product literature and all other public documents which use or reference any of the Salix Licensed Trademarks, acknowledgments in form and substance reasonably satisfactory to Salix of the ownership of the Salix Licensed Trademarks by Salix and that the Salix Licensed Trademarks are used pursuant to a license granted to Alfa by Salix. Alfa undertakes to print on the packaging of and on all promotional and advertising material relating to the Salix Licensed Products under the Salix Licensed Trademarks the words “Licensed by Salix Pharmaceuticals” or similar language to the extent permitted under any applicable law and agreed to by Salix, and Salix hereby grants to Alfa a non-exclusive (with the right to sublicense as set forth herein), royalty-free license to use its corporate name in such form only for such purpose during the term of this Agreement. For clarity, Salix shall obtain no ownership right or title therein or any other right to the Alfa corporate name (or any associated mark) as a result of any Alfa corporate name (or any associated mark) appearing on a label for a Rifaximin Product Exploited under the Amended and Restated License Agreement and using a Salix Licensed Trademark licensed hereunder. Alfa shall abide by and comply with all applicable laws, rules, regulations and orders applicable to the marketing and packaging of Rifaximin Products sold under the Salix Licensed Trademarks including all local laws applicable to the marking of goods with respect to shipping, advertising, sale and distribution or any other commercial activity.

5.3 Creative Works. Alfa expressly agrees that, except as otherwise provided herein, all artwork for any logo associated with a Salix Licensed Trademark and designs for the Salix Licensed Trademarks created or invented by or for Alfa or its sublicensees (collectively the “Creative Works”) shall be owned by Salix, and Alfa shall assign, and shall cause its sublicensees (and its and their employees and contractors) to assign, to Salix all right, title and interest in and to such Creative Works to Salix. Further, the Creative Works may, in Salix’s sole discretion, be registered in the U.S. Copyright Office or in the U.S. Patent and Trademark Office, as appropriate, in the name of Salix or its assignee or, if registered in the name of Alfa, such Creative Works shall be assigned to Salix.

5.4 Goodwill. Alfa’s use of the Salix Licensed Trademarks under this Agreement and the goodwill associated with such use shall inure to the benefit of Salix, and Alfa agrees to execute any and all documents requested by Salix confirming the same, and/or confirming Salix’s title and ownership of the Salix Licensed Trademarks.

5.5 Registration of Salix Licensed Trademarks.

(a) Forthwith upon agreement between Salix and Alfa of the Salix Designated Indication Trademark, Salix shall take all such steps as may be required at its own expense to obtain registration of such Salix Designated Indication Trademark in [*] and such other countries in the Alfa Territory as the Parties may from time to time agree for use of the Salix Designated Indication Trademark on the Salix Designated Indication Product within the Field in the Alfa Territory and to maintain and renew all such registrations as required throughout the period in which the license granted under Section 2.1(b) shall remain in effect.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) Forthwith upon agreement between Salix and Alfa of any Other New Formulation Trademark, Salix undertakes to take all such steps as may be required at its own expense to obtain registration of such Other New Formulation Trademark in [*] and such other countries in the Alfa Territory as the Parties may from time to time agree for use of the Other New Formulation Trademark on Other New Formulation Products within the Field in the Alfa Territory and to maintain and renew all such registrations as required throughout the period in which the license granted under Section 2.2(b) shall remain in effect.

Article 6 - REPRESENTATIONS AND WARRANTIES

6.1 Salix’s Representations. Salix represents and warrants to Alfa that:

(a) Salix is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties, to execute, deliver and perform this Agreement, and to grant the rights and licenses granted in this Agreement;

(b) the execution, delivery and performance by Salix of this Agreement have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its stockholders, (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or by-laws, or (iii) result in a breach of or constitute a default under any agreement, mortgage, lease, license, permit, patent or other instrument or obligation to which it is presently a party or by which it or its assets may be bound or affected;

(c) except as contemplated herein, no authorization, consent, approval, license, exemption of, or filing or registration with, any court or governmental authority or regulatory body is required for the due execution, delivery or performance by it of this Agreement; and

(d) Salix has the right to grant to Alfa the rights and licenses set forth in this Agreement.

6.2 Disclaimers of Representations and Warranties. With respect to the licenses and rights granted to Alfa under this Agreement and the Salix Licensed Trademarks, Salix makes no other representation, express or implied, other than those set forth in Section 6.1.

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Article 7 - FORCE MAJEURE

Neither Party shall be liable to the other Party for any failure or delay in performing any obligation under this Agreement (other than any payment obligations) when such failure or delay is caused by events beyond its reasonable control, including fire, flood, other natural disasters, acts of God, war, labor disturbances, interruption of transit, accident, explosion and civil commotion; provided that the Party so affected shall give prompt notice thereof to the other Party and shall use reasonable efforts to mitigate the adverse consequences thereof. No such failure or delay shall terminate this Agreement, and each Party shall complete its obligations hereunder as promptly as reasonably practicable following cessation of the cause or circumstances of such failure or delay.

Article 8 - COMMENCEMENT, DURATION AND TERMINATION

8.1 Term of Agreement. This Agreement shall come into force and effect on the date first stated above and shall continue thereafter unless and until terminated in accordance with the provisions set out below.

8.2 Termination.

(a) Either Party may terminate this Agreement following the material breach of any material provision hereof if the breaching Party shall have failed to remedy such breach within [*] days of receipt of written notice from the non-breaching Party specifying such breach and requesting remedy (or, if such breach cannot be cured within such [*]-day period, if the breaching Party does not commence actions to cure such default within such period and thereafter diligently continues such actions or if such breach is not otherwise cured within [*] days after receipt of such notice, except in the case of a payment default, as to which the breaching Party shall have only a [*] day cure period).

(b) Either Party may terminate this Agreement upon written notice to the other Party should the other Party become the subject of proceedings involving bankruptcy, receivership, administration, insolvency, moratorium of payment, reorganization or liquidation, make any assignment for the benefit of the creditors or any equivalent measures in any relevant jurisdiction or admit in writing its inability to meet its financial obligations as they fall due in the ordinary course of business.

(c) This Agreement shall immediately terminate in its entirety if the Amended and Restated License Agreement is terminated in its entirety for any reason.

(d) This Agreement shall immediately terminate with respect to the Salix Designated Indication Trademark in the event that Alfa declines to exercise its option to take a license to the Salix Designated Indication Product pursuant to Section 4.2.2 of the Amended and Restated License Agreement.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(e) This Agreement shall immediately terminate with respect to the Other New Formulation Trademarks in the event that the [*]/Other New Formulation License terminates pursuant to Section 4.2.3 of the Amended and Restated License Agreement.

8.3 Effect of Termination.

(a) Upon the termination of this Agreement, Alfa shall cease all use of the Salix Licensed Trademarks for any purpose whatsoever, except in connection with the sale of the then-existing inventory of the Salix Licensed Products to the extent permitted in the Amended and Restated License Agreement. The following provisions shall survive the termination of this Agreement in its entirety: Sections 2.3 (subject to Section 8.3(c)), 2.5(b), 2.5(c), 2.6, 2.7, 4.1(a) 5.3, 5.4 and 6.2, and Article 1 - Article 8 - and Article 9 - through Article 23 - . Without limiting the foregoing, all such other provisions which by their terms are intended to survive the termination of this Agreement shall so survive in accordance with their terms.

(b) Upon the termination of this Agreement in respect of some but not all of the Salix Licensed Trademarks, Alfa shall cease all use of the Salix Licensed Trademarks as to which such termination has occurred for any purpose whatsoever, except in connection with the sale of the then-existing inventory of Salix Licensed Products bearing the relevant Salix Licensed Trademarks to the extent permitted in the Amended and Restated License Agreement. All provisions of this Agreement which by their terms are intended to survive the termination of this Agreement in respect of the Salix Licensed Trademarks as to which termination has occurred shall so survive in accordance with their terms.

(c) Upon termination of this Agreement, whether in whole or in part, any sublicenses that may have been granted pursuant to Section 2.3 shall be handled in a manner consistent with the intent and purpose of Section 17.3 of the Amended and Restated License Agreement so that use of Salix Licensed Trademarks shall continue to be available to any sublicensee holding a sublicense granted pursuant to Section 2.3 to the extent necessary or appropriate to permit such sublicensee to exercise any surviving rights that it may have under any sublicense granted to it under and in respect of rights granted by Salix to Alfa under the Amended and Restated License Agreement.

Article 9 - INDEMNIFICATION AND DAMAGES

9.1 In Favor of Alfa. Salix shall indemnify, defend and hold harmless Alfa, its Affiliates, and their respective officers, directors, employees and agents, from and against any and all costs, claims, damages and expenses (including but not limited to reasonable attorneys’ fees and other expenses of legal proceedings) (collectively, “Losses”), in connection with any and all suits, actions, investigations, claims or demands of Third Parties arising from or occurring as a result of:

(a) any default by Salix of its obligations under this Agreement; and

(b) any breach by Salix of any of its representations and warranties set forth in this Agreement.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Notwithstanding the foregoing, Salix shall not be required to indemnify Alfa, its Affiliates, and their respective officers, directors, employees and agents for Losses to the extent such Losses are attributable to any of the matters as to which Alfa has an obligation to indemnify Salix or any other Persons pursuant to (i) Section 9.2 hereof or (ii) the Amended and Restated License Agreement or any of the other Related Agreements.

9.2 In Favor of Salix. Alfa shall indemnify, defend and hold harmless Salix, its Affiliates, and their respective officers, directors, employees and agents, from and against any and all Losses, in connection with any and all suits, actions, investigations, claims or demands of Third Parties arising from or occurring as a result of:

(a) any default by Alfa of its obligations under this Agreement; and

(b) any breach by Alfa of any of its representations and warranties set forth in this Agreement.

Notwithstanding the foregoing, Alfa shall not be required to indemnify Salix, its Affiliates, and their respective officers, directors, employees and agents for Losses to the extent such Losses are attributable to any of the matters as to which Salix has an obligation to indemnify Alfa or any other Persons pursuant to (i) Section 9.1 hereof or (ii) the Amended and Restated License Agreement or any of the other Related Agreements.

9.3 Indemnification Procedures.

(a) Notice of Claim. In the event of any claim, action or proceeding for which a Person is entitled to indemnity hereunder, the Person seeking indemnity (“Claimant”) shall promptly notify the relevant Party (“Indemnitor”) of such matter in writing, but in no event shall the Indemnitor be liable for any Losses that result from any delay in providing such notice.

(b) Control of Defense. As its option, Indemnitor may then assume responsibility for and shall have full control of such matter by giving written notice to Claimant within [*] days after the Indemnitor’s receipt of notice from Claimant. The assumption of the defense of a Third Party claim by the Indemnitor shall not be construed as an acknowledgment that Indemnitor is liable to indemnify Claimant in respect of the Third Party claim, nor shall it constitute a waiver by Indemnitor of any defenses it may assert against Claimant’s claim for indemnification. Upon assuming the defense of a Third Party claim, Indemnitor may appoint as lead counsel in the defense of the Third Party claim any legal counsel selected by Indemnitor. In the event Indemnitor assumes the defense of a Third Party claim, Claimant shall immediately deliver to Indemnitor all original notices and documents (including court papers) received by Claimant in connection with the Third Party claim. Should Indemnitor assume the defense of a Third Party claim, except as provided below, Indemnitor shall not be liable to Claimant for any legal expenses subsequently incurred by such Claimant in connection with the analysis, defense

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

or settlement of the Third Party claim. In the event that it is ultimately determined that Indemnitor is not obligated to indemnify, defend or hold harmless Claimant from and against the Third Party claim, Claimant shall reimburse Indemnitor for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Third Party claims incurred by Indemnitor in its defense of the Third Party claim. Without limiting the foregoing, any Claimant shall be entitled to participate in, but not control, the defense of such Third Party claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at Claimant’s own expense unless (i) the employment thereof has been specifically authorized by Indemnitor in writing, (ii) Indemnitor has failed to assume the defense and employ counsel in accordance with this Section 9.3(b) (in which case Claimant shall control the defense) or (iii) the interests of Claimant and Indemnitor with respect to such Third Party claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under applicable law, ethical rules or equitable principles.

(c) Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party claim and that shall not result in Claimant’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of Claimant in any manner, and as to which Indemnitor shall have acknowledged in writing the obligation to indemnify Claimant hereunder, Indemnitor shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as Indemnitor, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party claims, where Indemnitor has assumed the defense of the Third Party claim in accordance with Section 9.3(b), Indemnitor shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, provided it obtains the prior written consent of Claimant (which consent shall not be unreasonably withheld or delayed). Indemnitor shall not be liable for any settlement or other disposition of a Loss by Claimant that is reached without the written consent of Indemnitor. Regardless of whether Indemnitor chooses to defend or prosecute any Third Party claim, no Claimant shall admit any liability with respect to or settle, compromise or discharge, any Third Party claim without the prior written consent of Indemnitor, such consent not to be unreasonably withheld or delayed.

(d) Cooperation. Regardless of whether Indemnitor chooses to defend or prosecute any Third Party claim, Claimant shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to Indemnitor to, and reasonable retention by Claimant of, records and information that are reasonably relevant to such Third Party claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and Indemnitor shall reimburse Claimant for all its reasonable out-of-pocket expenses in connection therewith.

(e) Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by Claimant in connection with any claim shall be reimbursed on a calendar quarter basis by Indemnitor, without prejudice to Indemnitor’s right to contest Claimant’s right to indemnification and subject to refund in the event Indemnitor is ultimately held not to be obligated to indemnify Claimant.

(f) Limitations on Liability. UNDER NO CIRCUMSTANCES SHALL A PARTY HERETO BE LIABLE TO THE OTHER PARTY HEREOF FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES IN RESPECT OF PERFORMANCE OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT ALL AMOUNTS THAT AN INDEMNIFIED PERSON IS REQUIRED TO PAY TO ANY THIRD PARTY AS THE RESULT OF A MATTER FOR WHICH SUCH INDEMNIFIED PERSON IS ENTITLED TO BE INDEMNIFIED UNDER THIS ARTICLE 9 - SHALL BE CONSIDERED TO BE DIRECT DAMAGES WHICH ARE INDEMNIFIABLE HEREUNDER.

Article 10 - DISPUTE RESOLUTION

10.1 Good Faith Discussions. In the event that any controversy or claim shall arise between the Parties under, out of, in connection with, or relating to this Agreement or the breach thereof, the Party initiating such controversy or making such claim shall provide to the other Party written notice containing a brief and concise statement of the initiating Party’s claims, together with relevant facts supporting them. During a period of [*] days, or such longer period as may be mutually agreed upon in writing by the Parties, following the date of said notice, the Parties shall make good faith efforts to settle the dispute. Such efforts may include, but shall not be limited to, full presentation of both Parties’ claims and responses, with or without the assistance of counsel, before the chief executive officers (or their designees) of the Parties.

10.2 Arbitration. In the event that the Parties have been unable to reach accord using the procedures set forth in Section 10.1 and only if such is the case, either Party may seek final resolution of the matter through binding arbitration, and only through binding arbitration. The failure of a Party to comply with the provisions of Section 10.1 with respect to any controversy or claim shall constitute an absolute bar to the institution of any proceedings, by arbitration or otherwise, with respect to such controversy or claim. Any such arbitration shall be held in Paris, France in the English language before a panel of three (3) arbitrators in accordance with the then existing Rules of Arbitration of the International Chamber of Commerce (the “ICC”) and judgment upon the award rendered by the arbitrators may be entered or enforced in any court having jurisdiction thereof. In any arbitration proceeding hereunder, each Party shall select one arbitrator and the arbitrators selected by the Parties shall then select a third arbitrator, who shall have at least [*] years’ experience in pharmaceutical patent licensing. The decision of the arbitrators shall be final and binding on the Parties and shall be accompanied by a written opinion of the arbitrators explaining the arbitrators’ rationale for their decision. Except as may otherwise be determined by the arbitrators in their award to be just and appropriate in light of the particular circumstances and outcome of the arbitration, the Party losing the arbitration shall pay all fees and costs of the arbitrators and the ICC and reimburse the prevailing Party for its reasonable attorneys’ fees, costs and disbursements

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(including, for example, expert witness fees and expenses, photocopy charges and travel expenses). The intent of the Parties is that except for the entering of an arbitration order in a court of competent jurisdiction, disputes shall be resolved finally in arbitration as provided above, without appeal, and without recourse to litigation in the courts, to the fullest extent allowed by law.

10.3 Exceptions. Notwithstanding the foregoing provisions of this Article 10 - , either Party may initiate an action before any court having competent jurisdiction in order to obtain emergency interim or conservatory relief, such as an order to preserve the status quo and to avoid incurring irreparable harm pending the resolution of any dispute that is submitted to arbitration, to prevent or enjoin a breach or threatened breach of confidentiality, or to enforce provisions of this Agreement relating to ownership rights in intellectual property without complying with the procedures set forth in this Article 10 - ..

Article 11 - ASSIGNMENT

11.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of Parties hereto and their respective successors and permitted assigns.

11.2 Assignment by Salix. Salix shall have the right to assign this Agreement as it relates to any specific Salix Licensed Trademark to any Affiliate of its choice to whom ownership of such Salix Licensed Trademark is transferred, whether by way of sale and assignment, merger or consolidation, operation of law or otherwise, and Alfa hereby acknowledges and accepts any such assignment, but Salix shall not otherwise assign or purport to assign this Agreement (in whole or in part) without the prior consent in writing of Alfa, such consent not to be unreasonably withheld or delayed.

11.3 Assignment by Alfa. Alfa shall have the right to assign this Agreement, in whole or in part, to any Affiliate of its choice to whom Alfa assigns its rights under the Amended and Restated License Agreement, whether by way of sale and assignment, merger or consolidation, operation of law or otherwise, and Salix hereby acknowledges and accepts any such assignment, but Alfa shall not otherwise assign or purport to assign this Agreement (in whole or in part) without the prior consent in writing of Salix, such consent not to be unreasonably withheld or delayed.

Article 12 - ENTIRE AGREEMENT AND MODIFICATION

This Agreement together with the Amended and Restated License Agreement and other Related Agreements constitutes the final and complete understanding existing between Salix and Alfa relating to the subject matter hereof. The terms of this Agreement cannot be substituted, superseded, waived or modified in any manner except by written agreement executed for and on behalf of each of Salix and Alfa. In the event of any conflict between the terms of this Agreement, the Amended and Restated License Agreement and the other Related Agreements, this Agreement and the Amended and Restated License Agreement and the other Related Agreements shall be read as a single whole so as to accomplish the intent of the Parties as it so manifests itself.

Article 13 - LANGUAGE AND GOVERNING LAW

13.1 English Language. This Agreement is written and undersigned in two originals in the English language. All communications notices and proceedings required to be given hereunder shall be in the English language.

13.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Switzerland, without giving effect to any conflict of laws principles or rules. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

Article 14 - WAIVER

No waiver of any default by either Party shall be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the party granting the waiver.

Article 15 - NOTICES

Except as otherwise herein provided, all notices to be served or notified to the Parties hereunder shall (a) be mailed by internationally recognized courier service or by registered airmail return receipt requested to their respective addresses listed below or to any other address subsequently communicated in writing, or (b) delivered by e-mail marked as being of high importance to the e-mail address set forth below (to be confirmed by written notice sent in the manner set forth in clause (a)), and shall be deemed to have been given [*] Business Days after the day on which such mailing is made, or on the next Business Day after the day on which it is sent in the case of any e-mail which is followed by written notice as aforesaid.

Party	Address

to Salix:	Salix Pharmaceuticals, Inc. Attn: General Counsel 8510 Colonnade Center Drive Raleigh, North Carolina 27615 United States

with copies (which shall not constitute notice) to:

Salix Pharmaceuticals, Inc. Attn: Executive Vice President Business Development 8510 Colonnade Center Drive Raleigh, North Carolina 27615 United States E-Mail: [*]

and

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Covington & Burling LLP 1201 Pennsylvania Avenue, N.W. Washington, D.C. 20004 United States Attention: Edward C. Britton, Esq. E-mail: ebritton@cov.com

to Alfa:	Alfa Wassermann S.p.A Attn. Andrea Montanari Via Ragazzi del ‘99 no. 5 40133 Bologna, Italy E-mail: [*]

and

Alfa Wassermann, Inc. 4 Henderson Drive West Caldwell, New Jersey 07006 United States Attention: Ira S. Nordlicht, President and Chief Executive Officer E-mail: [*]

and

Nordlicht & Hand 800 Westchester Avenue Rye Brook, New York 10514 United States Attention: Brian M. Hand, Esq. E-mail: [*]

Article 16 - SEVERABILITY

If any part of this Agreement is held unenforceable or in conflict with the applicable laws or regulations of any applicable jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of the invalid or unenforceable part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the Parties hereto.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Article 17 - HEADINGS AND CONSTRUCTION

17.1 Headings. Headings are inserted for convenience and shall not by themselves define, describe, extend, limit or determine the interpretation of this Agreement.

17.2 References. References in this Agreement to Sections, Articles and Exhibits refer to Sections and Articles of, and Exhibits to, this Agreement except as otherwise specifically noted.

17.3 Rules of Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” shall be interpreted in accordance with its ordinary meaning as the context indicates. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term.

Article 18 - COUNTERPARTS

This Agreement may be executed in two or more counterparts each of which shall be deemed an original and which together shall constitute one and the same instrument.

Article 19 - MUTUAL DRAFTING

This Agreement constitutes the joint product of the Parties hereto. Each provision has been subject to the mutual consultation and agreement of such Parties and shall not be construed for or against either of them based on authorship.

Article 20 - THIRD PARTY RIGHTS

No provision of this Agreement is intended to be enforceable by any person other than the Parties hereto and their permitted assigns, and Parties entitled to indemnification pursuant to Article 9 - .

Article 21 - RELATIONSHIP OF THE PARTIES

It is expressly agreed that Salix, on the one hand, and Alfa, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Salix, on the one hand, nor Alfa, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

Article 22 - PERFORMANCE BY AFFILIATES

Each of Salix and Alfa acknowledges that its performance of its obligations and its exercise of rights under this Agreement may be performed or exercised, respectively, by Affiliates of Salix and Alfa. Each of Salix and Alfa guarantees performance of this Agreement by any of its Affiliates.

Article 23 - FURTHER ASSURANCE

Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

(Signatures appear on the next page)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SALIX PHARMACEUTICALS, INC.		ALFA WASSERMANN S.p.A.

By:	/s/ Rick Scruggs	By:	/s/ Andrea Golinelli
Name:	Rick Scruggs	Name:	Andrea Golinelli
Title:	EVP Business Development	Title:	Chief Strategy Officer

[Signature page for Trademark License Agreement (Salix to Alfa)]